OHR Pharmaceutical Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces $5 Million Financing from Exercise of Warrants

Company Fully Funded Through Completion of Phase II Squalamine Eye Drop Trial for Wet-AMD and Into 2015

NEW YORK, NY--(PR Newswire -04/22/13)- Ohr Pharmaceutical Inc. (OTCQB: OHRP), a pharmaceutical company focused on the development of novel therapeutics for unmet medical needs, today announced that Ohr raised approximately $5.05 million dollars from institutional and accredited shareholders through the exercise of Series B Warrants.  The Company intends to use the net proceeds from this offering to complete its Phase II Squalamine eye drop clinical trial for the wet form of age-related macular degeneration, further the clinical development of Squalamine eye drops for the treatment of other neovascular ophthalmic disorders, fund continued development of other pipeline molecules, and for general corporate purposes.

"The Company’s ability to raise significant capital on favorable terms and provide itself with a cash runway into 2015 is a confirmation of the continued progress on the Company’s clinical development programs,” said Ira Greenstein, Chairman of the Board of Directors. “The additional capital will allow us to continue to execute on the Company’s strategy and increases shareholder equity, one of the requirements for our proposed uplisting to Nasdaq.”

“We would like to thank our shareholders for their continued support,” said Dr. Irach B. Taraporewala, CEO of Ohr Pharmaceutical. "I am pleased to report that we anticipate completing 50% enrollment in the Phase II Squalamine eye drop trial midyear and look forward to continuing to update shareholders on the progress of our clinical trial and business initiatives.”

About the Warrant Exercise

On April 5, 2013, the Company gave notice to Series B Warrant holders that the Company was opting to accelerate the expiration date of the Series B Warrants to April 18, 2013. Additionally, as an incentive to encourage exercise of the Series B Warrants, the Company offered to those Series B Warrant holders that exercise at least 33% of their Series B Warrants, an extension of their remaining Series B Warrants until September 30, 2014 with amended terms. The extended Series B Warrants have a higher exercise price of $2.25, and the Company will have the right to accelerate their expiration date if the market price per share is at least 200% of the exercise price ($4.50).  Certain Series B Warrant holders exercised 4,244,984 Series B Warrants at the exercise price of $1.1911787 per share, and the Company extended the expiration date of such holders’ 6,760,593 remaining Series B warrants until September 30, 2014, with an exercise price of $2.25 subject to the amended terms.  979,790 Series B Warrants expired unexercised.

The sale of the securities issued upon exercise of the Series B Warrants was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.  The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, with appropriate restrictive legends, if applicable, affixed to the certificates for securities issued in the Offering.  All purchasers of the securities represented and warranted, among other things, that they were accredited investors within the meaning of Regulation D or non-U.S. persons within the meaning of Regulation S, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company and had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

About Ohr Pharmaceutical Inc.

Ohr Pharmaceutical Inc. (OHRP) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The Company is focused on two lead phase II clinical compounds: Squalamine Eye Drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia. Additional information on the company can be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing, and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.
Investor Relations:
Tel: (877) 215-4813
Email: ir@ohrpharmaceutical.com